CENTURY COMMUNITIES, INC.

INSIDER TRADING POLICY

Amended and Restated as of November 7, 2024

Organizational Functional Area: Policy For: Last Board Approval Date: Department/Individual Responsible for Maintaining/Updating Policy:	Corporate Insider Trading November 7, 2024 Legal, General Counsel

1.	Introduction

U.S. Federal and state securities laws prohibit the purchase or sale of a company's securities by persons who are in possession of material information about that company that is not generally known or available to the public. These laws also prohibit persons who are aware of such material nonpublic information from disclosing this information to others who may trade in a company's securities. Companies and their controlling persons are also subject to liability if they fail to take reasonable steps to prevent insider trading by company personnel.

Both the U.S. Securities and Exchange Commission (the "SEC") and the New York Stock Exchange (“NYSE”) investigate and are very effective at detecting insider trading. The SEC's Division of Enforcement, together with the U.S. Department of Justice and Federal Bureau of Investigation, pursue insider trading violations vigorously. Cases have been successfully prosecuted against trading by employees through foreign accounts, trading by family members and friends, and trading involving only a small number of shares, even where elaborate schemes and avoidance tactics have been utilized by violators.

2.	Applicability of Policy

This Insider Trading Policy (this "Policy") of Century Communities, Inc. (the "Company") applies to all transactions by an Insider (as defined below) with respect to any security of the Company, including common stock, options for common stock, preferred stock, warrants and convertible debentures, and any other securities that the Company may issue from time to time, as well as to derivative securities relating to the Company's stock, whether or not issued by the Company, such as exchange-traded options.

For purposes of this Policy, the term "Insider" shall include all executive officers and directors of the Company or its subsidiaries, and all employees of, and consultants and contractors to, the Company or its subsidiaries, who receive or have access to Material Nonpublic Information (as defined below) regarding the Company, together with their immediate family members residing in their households and other members of their households, their economic dependents, and other persons (including immediate family members) or entities (such as trusts, partnerships, corporations and investment clubs) over which such executive officers, directors, and employees influence or have or share voting or investment control. This Policy also applies to any person who receives Material Nonpublic Information from any Insider. In other words, any person who possesses Material Nonpublic Information regarding the Company or its subsidiaries shall be deemed to be an Insider for so long as the information is not publicly known. Any employee can be an Insider from time to time and would at those times be subject to this Policy.

This Policy and the guidelines described in this Policy also apply to Material Nonpublic Information relating to other companies (1) with which the Company does business, including customers, vendors and suppliers of the Company or its subsidiaries ("Business Partners")  or (2) that are involved in a potential transaction or business relationship with the Company, when such information is obtained in the course of employment with, or other services performed on behalf of, the Company or its subsidiaries. Civil and criminal penalties, and termination of employment, may result from trading on inside information regarding the Company's Business Partners and other companies that are involved in a potential transaction or business relationship with the Company. All employees should treat such Material Nonpublic Information with the same care required with respect to information of the Company or its subsidiaries.

This Policy is designed to prevent insider trading or allegations of insider trading, and to protect the Company's reputation for integrity and ethical conduct. This Policy is designed to be a "zero tolerance" policy; there will be no exceptions.

3.	Requirements Applicable to Everyone: No Trading While Aware of Material Nonpublic Information and No Tipping of Such Information
A. General Policy

Except as otherwise expressly permitted under the terms and conditions of this Policy, no Insider shall: (i) make any unauthorized disclosure of any Material Nonpublic Information regarding the Company or its subsidiaries; (ii) purchase or sell any securities of the Company or conduct other transactions in Company securities while in possession of Material Nonpublic Information regarding the Company or its subsidiaries; (iii) purchase or sell any security of any Business Partners or other companies that are involved in a potential transaction or business relationship with the Company,  while in possession of Material Nonpublic Information about such company or companies that was obtained in the course of the Insider’s involvement with the Company, or (iv) trade in derivative securities of the Company, or otherwise engage in transactions designed to hedge or offset any decrease in the market value of Company securities.  In addition, no Insider who is in possession of Material Nonpublic Information about the Company, any of its Business Partners or any other companies that are involved in a potential transaction or business relationship with the Company may communicate that information to any other person, including family members and friends, or recommend trading in Company securities or securities of such Business Partner or such other company based on that Material Nonpublic Information.

This restriction on trading does not apply to transactions made under a pre-approved trading plan adopted pursuant to Rule 10b5-1(c) under the Securities Exchange Act of 1934, as amended, as further described below.

B. Definition of Material Nonpublic Information

Nonpublic information is information that has not been previously disclosed to the general public and is otherwise not available to the general public. Non-public information may include: (i) undisclosed facts that may or may not be the subject of rumors, even if the rumors are widely circulated; and (ii) information that has been entrusted to the Company on a confidential basis until a public announcement of the information has been made and enough time has elapsed for the market to respond to a public announcement of the information.

One common misconception is that material information loses its "nonpublic" status as soon as a press release is issued disclosing the information. In fact, information is considered to be available to the public only when it has been released broadly to the marketplace (such as by a press release or an SEC filing) and the investing public has had time to absorb the information fully. As a general rule, under this Policy, the Company considers information to be nonpublic until after the second full Trading Day (as defined below) following the release of the information. For example, if the Company announces financial earnings before trading begins on a Tuesday, the first time an Insider could buy or sell or conduct transactions in Company securities (unless subject to an exception) is the opening of the trading market on Thursday (assuming, at that time, the Insider is not aware of other Material Nonpublic Information). However, if the Company announces earnings after trading begins on that Tuesday, the first time an Insider can buy or sell Company securities is the opening of the market on Friday.

For purposes of this Policy, the term "Trading Day" shall mean a day on which the NYSE is open for trading.

“Material information” means information that a reasonable investor would be substantially likely to consider important in deciding whether to buy, hold or sell securities of the Company or view as significantly altering the total mix of information available in the marketplace about the Company as an issuer of the securities. In general, any information that could reasonably be expected to affect the market price of a security is likely to be material. Either positive or negative information may be material. Because transactions in Company securities that receive scrutiny will be evaluated after the fact with the benefit of hindsight, questions concerning the materiality of particular information will be resolved in favor of materiality, and transactions in Company securities must be avoided.

It is not possible to define all categories of material information. While it may be difficult in some circumstances to determine whether particular information is material, there are various categories of information that are particularly sensitive and, as a general rule, should always be considered material. Examples of such information may include (the following examples are not in any way exhaustive nor exclusive of other possible examples):

(i)	Announcements of Fundamental Corporate Changes - What is the Company doing?
"

A pending or proposed material acquisition, sale or other disposition, tender offer, share exchange, recapitalization, public or private financing, business reorganization, merger, business combination or spin-off;

"	plans to purchase, sell, or revaluate any material Company assets;
"	plans to enter into a new material line of business or to divest a line of business;
"	plans to make a change in Board or management personnel or departures of Company executive officers or directors or plans to conduct a significant reduction in force or other employee layoff;
"	plans to offer, sell, and issue new equity or debt securities, restructure indebtedness or conduct any significant capital markets transaction (e.g., public or private offering of securities);
"	adoption of a stock repurchase program or other plans to repurchase a material amount of securities (by means of self-tender offer or open-market program); or
"	new major contracts, leases, licenses, orders, suppliers, customers, vendors or finance sources, or the loss thereof.
(ii)	Financial Reporting - How is the Company performing?
"	financial results: earnings, profits, losses, revenues, and cash flows;
"	other operating information: number of closings, average sales prices of homes, backlog, net new home contracts, number of communities and number of lots;
"	projected financial and operating information and adjustments thereto or the decision to suspend financial guidance;
"	restatements of financial results, or material impairments, write-offs or restructurings;
"	solvency problems, such as impending bankruptcy or financial liquidity problems;
"	material litigation exposure due to actual or threatened litigation, final judgments, potential loan defaults, and losses of major clients or contracts;
"	creation of significant financial obligations;
"	knowledge of any significant cybersecurity incident, such as a data breach, 4 or any other significant disruption in the Company’s operations, or potential loss, breach, or unauthorized access of Company property or assets;
"	change in dividend plans, policy, or amounts; or
"	forward and reverse stock splits.
(iii)	Management Integrity - How is the Company managed?
"	knowledge that the Company has received an inquiry from, or is under investigation by, a public or governmental authority for a material violation;
"	knowledge of any actual or threatened material litigation; or
"	knowledge that a public or governmental authority is about to begin a material action against the Company.

Material information is not limited to historical facts but may also include projections and forecasts. With respect to a future event, such as a merger, acquisition or introduction of a new product, the point at which negotiations or product development are determined to be material is determined by balancing the probability that the event will occur against the magnitude of the effect the event would have on a company's operations or stock price should it occur. When in doubt about whether particular nonpublic information is material, presume it is material.

If you are unsure whether information is material or nonpublic, you should consult the Compliance Officer before making any decision to disclose such information (other than to persons who need to know it) or to trade in or conduct other transactions in Company securities or recommend trading in securities to which that information relates. However, Insiders are responsible for their own trading decisions, and guidance from the Compliance Officer or pre-clearance, as discussed below, does not relieve Insiders of their legal obligation to refrain from trading or engaging in transactions in Company securities while in possession of Material Nonpublic Information.

C. Transactions Covered by this Policy

Except as discussed in Section 4(C) below (Certain Exceptions), this Policy applies to all transactions involving the Company’s securities or other companies’ securities for which you possess Material Nonpublic Information obtained in connection with your service with the Company, including:

1.

any purchase, sale, loan or other transfer or disposition of any equity securities (including common stock, options, restricted stock units, performance stock units, warrants and preferred stock) and debt securities (including debentures, bonds and notes) of the Company and such other companies, whether direct or indirect (including transactions made on your behalf by money managers), and any offer to engage in the foregoing transactions;

2.	any disposition in the form of a gift of any securities of the Company;

3.	any distribution to holders of interests in an entity if the entity is subject to this Policy; and
4.

any other arrangement that generates gains or losses from or based on changes in the prices of such securities including derivative securities (for example, exchange-traded put or call options, swaps, caps and collars), hedging and pledging transactions (which shall not include investments in exchange funds), short sales and certain arrangements regarding participation in benefit plans, and any offer to engage in the foregoing transactions.

There are no exceptions from insider trading laws or this Policy based on the size of the transaction or the type of consideration received.

D. Specific Policies

No Trading or Other Transactions When in Possession of Material Nonpublic Information:  No Insider shall engage in any transaction in the Company's securities, including any purchase or sale or offer to purchase or offer to sell, during any period commencing with the date that such Insider possesses Material Nonpublic Information regarding the Company or its subsidiaries, and ending at the close of business on the second full Trading Day following the  public disclosure of such Material Nonpublic Information, or at such time as such Material Nonpublic Information is no longer deemed to be material. These restrictions on trading do not apply to transactions made under an Authorized Trading Plan (as defined below) or certain gifts of Company securities made by Insiders where it is reasonably anticipated that the recipient of such gift will not immediately resell the Company securities and certain other gifts of Company securities as approved by the Compliance Officer (both as discussed in Section 4(C) below (Certain Exceptions)).

No Tipping: No Insider shall disclose or “tip” Material Nonpublic Information regarding the Company or its subsidiaries to any other person (including family members) where such information may be used by such person for such person’s profit by trading in the securities of the Company, nor shall any Insider or related person make recommendations or express opinions with respect to trading in the Company's securities while aware of Material Nonpublic Information.

Reporting Obligation: The Company requires prompt reporting to the Company's Compliance Officer of any trading or other transaction in the securities of the Company by any Company personnel, or disclosure of Material Nonpublic Information by any Company personnel that a person has reason to believe may violate this Policy or the securities laws.

Confidentiality of Material Nonpublic Information: Material Nonpublic Information regarding the Company or its subsidiaries is the property of the Company, and any unauthorized disclosure of such information is strictly prohibited. No Insider shall disclose Material Nonpublic Information to any other person (including other employees of the Company) other than those who need to know such information to carry out the Company’s business. In the event any director, officer or employee of the Company, or any Insider receives any inquiry from outside the Company, such as from a stock analyst or the media, for information (particularly financial or other operating results and/or projections) that may be Material Nonpublic Information, the inquiry should be referred to the Compliance Officer, who will coordinate and oversee the release of such information to the investing public, analysts and others in compliance with applicable laws and regulations. Unauthorized disclosure may include communications about the Company and its business prospects through the use of social media (such as X (formerly Twitter), Facebook, or Instagram).

No Exception for Hardship: The existence of a personal financial emergency or other personal circumstances are not mitigating factors under the securities laws and will not excuse an Insider from compliance with this Policy.

E. Potential Criminal and Civil Liability and/or Disciplinary Action

There are serious consequences for Insiders who violate insider trading laws, including the following:

Liability for Insider Trading: Insiders may be subject to criminal and civil penalties for engaging in transactions in securities at a time when they have knowledge of relevant Material Nonpublic Information.

Liability for Tipping: Insiders may be also liable for improper transactions by any person to whom the Insider has disclosed relevant Material Nonpublic Information or to whom the Insider has made recommendations or expressed opinions while aware of such Material Nonpublic Information. The SEC has imposed large penalties even when the disclosing Insider did not profit from the transaction. The SEC, the NYSE, and the Financial Industry Regulatory Authority (“FINRA”) use sophisticated electronic surveillance techniques to uncover insider trading.

Civil and Criminal Penalties:  The SEC and United States Department of Justice have made the prosecution of insider trading violations a top priority. Potential penalties for insider trading violations include (i) imprisonment for up to 20 years, (ii) criminal fines of up to $5 million, and (iii) civil fines of up to three times the profit gained or loss avoided. Additionally, the Company could face penalties of up to $25 million.  Insider trading violations are not limited to violations of the federal securities laws. Other federal and state civil or criminal laws, such as the laws prohibiting mail and wire fraud and the Racketeer Influenced and Corrupt Organizations Act (“RICO”), also may be violated in connection with insider trading. Therefore, it is important that each Insider understand the breadth of activities that constitute illegal insider trading.

Disciplinary Actions by the Company: In addition to any legal ramifications under applicable state and federal securities laws, employees of the Company or its subsidiaries who violate this Policy also may be subject to disciplinary action, including termination of employment.

4.	Additional Requirements Applicable to Designated Insiders: Quarterly and Event-Specific Blackout Periods; Trading Windows and Pre-Clearance Procedures

Subject to the exceptions set forth below, this Policy restricts trading or other transactions in Company securities by certain covered individuals to certain periods as follows:

A.	Quarterly and Event-Specific Blackout Periods and Trading Windows

For purposes of this Policy, the term "Trading Window" shall mean that period of time commencing after two full Trading Days have elapsed following the public disclosure of the Company’s financial results for the most recent fiscal quarter or year and continuing through the last day of the then current fiscal quarter.

The period beginning on the first day of each fiscal quarter and ending after two full Trading Days have elapsed after the public disclosure of the financial results for the previous quarter (such periods, a “blackout period”) is a particularly sensitive period of time for transactions in the Company's securities from the perspective of compliance with applicable securities laws. This sensitivity is due to the fact that Insiders will, during that period, often possess Material Nonpublic Information about the expected financial results for the prior quarter.

QUARTERLY BLACKOUT PERIODS
Begins	Ends
April 1	At close of market after two full Trading Days have elapsed after the release of the Company’s first quarter financial results
July 1	At close of market after two full Trading Days have elapsed after the release of the Company’s second quarter financial results
October 1	At close of market after two full Trading Days have elapsed after the release of the Company’s third quarter financial results
January 1	At close of market after two full Trading Days have elapsed after the release of the Company’s fourth quarter financial results

As an example of the Company’s quarterly blackout periods, if the Company announces its financial results before trading begins on a Tuesday, then the Trading Window would open up at the close of market on Wednesday; whereas, if the Company announces its financial results post-market close on Tuesday, then the Trading Window would open up at the close of market on Thursday.

To ensure compliance with this Policy and applicable federal and state securities laws, the Company is requiring that the Company’s executive officers, directors, and certain other employees, consultants and contractors identified by the Company (collectively, the “Trading Window Insiders”) refrain from trading or otherwise conducting transactions in the Company's securities, other than during the Trading Window. Individuals subject to this Trading Window requirement will be informed by the Compliance Officer that they are listed as a Trading Window Insider on the covered persons list maintained by the Compliance Officer (the “Covered Persons List”).  These Trading Window requirements are also applicable to the immediate family members of Trading Window Insiders residing in their households and other members of their households, their economic dependents, and other persons (including immediate family members) or entities (such as trusts, partnerships, corporations and investment clubs) over which such Trading Window Insiders influence or have or share voting or investment control. Even if an Insider is not specifically identified as a Trading Window Insider on the Covered Persons List, all Insiders should exercise caution when engaging in transactions outside a Trading Window because of the heightened risk of insider trading exposure.

In addition, from time to time, the Company may impose a special-event blackout period during which certain Insiders and others are prohibited from trading and other transactions in the Company’s securities because of material developments known to the Company and not yet disclosed to the public. In such event, such persons may not engage in any transaction involving the Company's securities during such special-event blackout periods and should not disclose to others the existence of such special-event blackout period or that trading and other transactions in Company securities has been suspended.

Directors and officers may also be subject to trading blackouts pursuant to Regulation Blackout Trading Restriction, or Regulation BTR, under U.S. federal securities laws. In general, Regulation BTR prohibits any director or officer from engaging in certain transactions involving Company securities during periods when 401(k) plan participants are prevented from purchasing, selling, or otherwise acquiring or transferring an interest in certain securities held in individual account plans. Any profits realized from a transaction that violates Regulation BTR are recoverable by the Company, regardless of the intentions of the director or officer conducting the transaction. In addition, individuals who engage in such transactions are subject to sanction by the SEC as well as potential criminal liability. The Company will notify directors and officers if they are subject to a blackout trading restriction under Regulation BTR. Failure to comply with an applicable trading blackout in accordance with Regulation BTR is a violation of law and this Policy.

The purpose behind the self-imposed Trading Window periods is to help avoid any improper transaction. It should be noted, however, that even during a Trading Window, any person possessing Material Nonpublic Information regarding the Company or its subsidiaries should not engage in any transactions in the Company's securities until such information has been publicly disclosed and at least two full Trading Days have elapsed, whether or not the Company has imposed a special-event blackout period under this Policy. Trading in the Company's securities during a Trading Window should not be considered a "safe harbor." The guidelines set forth in this Policy are minimum standards only and appropriate judgment should be exercised in connection with any transaction in the Company's securities.

F. Pre-Clearance of Trades and Other Transactions

Because the Company’s executive officers, directors, and certain other employees, consultants and contractors identified by the Company are likely to obtain Material Nonpublic Information on a regular basis, the Company requires all such individuals (collectively, the “Pre-Clearance Insiders”) to refrain from trading or transacting in the Company’s securities, even during a Trading Window, without first pre-clearing all transactions with the Compliance Officer. In addition, the Compliance Officer may designate other persons under the heading “Persons Subject to Pre-Clearance Procedures” on the Covered Persons List as being required to refrain from trading or transacting in the Company’s securities, even during the Trading Window, without first pre-clearing all transactions with the Compliance Officer. A pre-clearance form is attached as Exhibit A to this Policy. If the Compliance Officer is the requester, then the Company’s Chief Executive Officer, Chief Financial Officer, or their delegate, must pre-clear or deny any transaction.

Subject to the exceptions identified in subsection (C) below, no Pre-Clearance Insider may, directly or indirectly, purchase,   sell or otherwise effect a transaction in  (including without limitation a transfer, gift, pledge or loan of) any Company security at any time without first obtaining prior approval from the Compliance Officer. These procedures also apply to transactions by immediate family members of Pre-Clearance Insiders residing in their households and other members of their households, their economic dependents, and other persons (including immediate family members) or entities (such as trusts, partnerships, corporations and investment clubs) over which such Pre-Clearance Insiders influence or have or share voting or investment control.

The Compliance Officer shall record the date each request is approved or disapproved. Unless revoked, a grant of permission will normally remain valid until the close of trading five (5) Trading Days following the day on which it was granted. If the transaction does not occur during the five (5) Trading Day period, pre-clearance of the transaction must be re-requested.

Even after pre-clearance, a person may not trade or otherwise conduct transactions in the Company’s securities if they become subject to a blackout period or aware of Material Nonpublic Information prior to the transaction being executed.

When submitting a pre-clearance request, Section 16 Individuals (as defined below) should also indicate whether they have made any non-exempt “opposite-way” transactions within the past six months and be prepared to report the proposed transaction on an appropriate Form 4 or Form 5 and should be prepared to comply with SEC Rule 144 and file a  Form 144, if necessary, at the time of any sale.

G. Certain Exceptions

There are no unconditional “safe harbors” for transactions in securities made at particular times, and all persons subject to this Policy should exercise good judgment at all times. Even during a Trading Window, an Insider may be prohibited from engaging in transactions involving the Company’s securities because the Insider possesses Material Nonpublic Information, is subject to a special-event blackout period or is otherwise restricted under this Policy.

The following are certain limited exceptions to the Trading Window restriction, but not necessarily the pre-clearance requirement, imposed by the Company under this Policy:

(1) The exercise of stock options granted under the Company's equity-based plans, where the purchase price of such stock options is paid in cash and there is no other associated market activity; however, this exception does not apply to subsequent sales of the shares acquired;

(2) net share withholding or disposition to the Company of shares underlying stock awards (e.g., restricted stock units or performance stock units) where shares are withheld by the Company in order to pay the associated exercise or grant price of the award or to satisfy tax withholding requirements, in each case as permitted or required by either the Company’s board of directors (or a committee thereof) or the award agreement governing such equity award;

(3) establishing payroll withholding to purchase securities under a Company-sponsored 401(k) plan or employee stock purchase plan; however, this exception does not apply to any subsequent sale of the shares;

(4) transactions made pursuant to an Authorized Trading Plan; and

(5) certain gifts of Company securities made by Insiders where it is reasonably anticipated that the recipient of such gift will not immediately resell the Company securities and certain other gifts of Company securities as approved by the Compliance Officer.

Please be aware that even if a transaction is subject to an exception to this Policy, an Insider will need to separately assess whether the transaction complies with applicable law. Any other Policy exceptions must be approved by the Compliance Officer.

H. Authorized Trading Plans

Transactions in the Company’s securities pursuant to a compliant Rule 10b5-1 trading plan are exempt from the trading window and pre-clearance procedures under this Policy, provided that the following requirements are met  (each such plan, an “Authorized Trading Plan”):

•	A proposed trading plan must be approved by the Compliance Officer before it is adopted and must be submitted for approval not less than five (5) Trading Days prior to adoption of the trading plan.
•	The trading plan must be in writing and signed by the person adopting the trading plan.
•	The trading plan must be adopted at a time when:
o	the person adopting the trading plan is not aware of any Material Nonpublic Information; and
o	the Company is in a Trading Window with respect to the person adopting the plan.
•

The trading plan must be entered in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b5-1, and the person adopting the trading plan must act in good faith with respect to the trading plan.

•	The trading plan must include representations that, on the date of adoption of the trading plan, the person adopting the trading plan:
o	is not aware of Material Nonpublic Information about the securities or the Company; and
o	is adopting the trading plan in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b5-1.

•

The person adopting the trading plan may not have entered into or altered a corresponding or hedging transaction or position with respect to the securities subject to the trading plan and must agree not to enter into any such transaction while the trading plan is in effect.

For all executive officers of the Company (including all Section 16 Individuals, as defined below) and members of the Board of Directors, transactions cannot begin under the plan until the later of (i) 90 days after adopting the plan or (ii) two (2) business days after the Company files its 10-K or 10-Q for the fiscal quarter in which the plan was adopted (not to exceed 120 days after adoption).  For all other persons, transactions cannot begin for 30 days after the plan is adopted.

The trading plan must either specify the amount, pricing, and timing of transactions in advance or delegate discretion on these matters to an independent third party.  Once the trading plan is adopted, the person must not exercise any influence over the amount of securities to be traded, the price at which they are to be traded or the date of the trade. All transactions during the term of the trading plan must be conducted through the trading plan (except as permitted by Rule 10b5-1). In addition, the person adopting the trading plan may not have multiple overlapping or an outstanding (and may not subsequently enter into any additional) trading plan except as permitted by Rule 10b5-1.

If a person that adopted a trading plan terminates the plan prior to its stated duration, such person may not trade in Company securities until after the expiration of 30 calendar days following termination, and then only in accordance with the Policy. The Company must be promptly notified of any modification or termination of the trading plan, including any suspension of trading under the trading plan, and the Company must have authority to require the suspension or cancellation of the trading plan at any time.

All transactions conducted under an Authorized Trading Plan are not subject to the Trading Windows and pre-clearance procedures described above, but each Authorized Trading Plan must provide that the Compliance Officer or designee be notified of any transactions made under such Authorized Trading Plan.

5.	Additional Restrictions

The Company considers it improper and inappropriate for those employed by or associated with the Company to engage in short-term or speculative transactions in the Company's securities or in other transactions in the Company's securities that may lead to inadvertent violations of the insider trading laws. Accordingly, transactions in the Company's securities are subject to the following additional restrictions:

Short Sales and Derivatives: A short sale is a sale of securities not owned by the seller or, if owned, not delivered. Because of the potentially speculative nature of such transactions, no Insider may engage in short sales of the Company’s securities, including without limitation “sales against the box” (sales with delayed delivery, "hedging" (which shall not include investments in exchange funds), "share lending," or derivatives trading (e.g., puts, calls, cash settled or other swaps or synthetic securities trading) of the Company's securities. A put is an option or right to sell a specific stock at a specific price prior to a set date, and a call is an option or right to buy a specific stock at a specific price prior to a set date. Call options are purchased when a person believes that the price of a stock will rise; whereas, put options are purchased when a person believes that the price of a stock will fall. Other derivative securities may take various forms, such as swaps or synthetic securities, but to the extent they derive a substantial portion of their value from the price of the Company’s securities, trading in them is prohibited.

Short-Term Trading: Insiders who purchase Company securities may not sell any Company securities of the same class for at least six months after the purchase and Insiders who sell Company securities may not purchase any Company securities of the same class for at least six months after the sale.

Trading on Margin or Pledging Transactions: Insiders may not hold Company securities in a margin account or pledge Company securities as collateral for a loan, except as permitted in certain circumstances by the Compliance Officer.

Standing Orders: Standing orders to purchase the Company's securities should be used only for a very limited period of time (e.g., 72 hours). A standing order placed with a broker to sell or purchase securities at a specified price leaves the Insider with no control over the timing of the transaction. A standing order transaction executed by the broker when an Insider is aware of Material Nonpublic Information may result in unlawful insider trading.

6.	Section 16 Reports

All directors, executive officers and other employees designated as "officers" of the Company for purposes of the “short-swing” reporting and liability provisions of Section 16 of the Securities Exchange Act of 1934, as amended (“Section 16”), and the rules and regulations promulgated thereunder (collectively, “Section 16 Individuals”), are obligated to file Section 16 reports when they engage in transactions in securities of the Company. This reporting includes Form 3 (initial statement of beneficial ownership of securities), Form 4 (statement of changes of beneficial ownership of securities), and Form 5 (annual statement of beneficial ownership of securities) filings with the SEC. Although the Company's Compliance Officer may assist Section 16 Individuals in preparing and filing the required reports, the Section 16 Individuals retain responsibility for these reports. The Company requires all Section 16 Individuals to pre-clear trades in securities of the Company with the Compliance Officer (See Section 4(B)  “Pre-Clearance of Trades and Other Transactions” above).  Pre-clearance advice generally is good for five (5) Trading Days, unless the Section 16 Individuals come into possession of Material Nonpublic Information during that time.

To ensure transactions subject to Section 16 requirements are reported on time, each person subject to these requirements must provide the Company with detailed information (for example, type of transaction, transaction date, number of shares, exact per share price, etc.) about such person’s transactions involving the Company’s securities.

All Section 16 Individuals, as well as all more than 10% stockholders of the Company, also are subject to the provisions of Section 16(b) of the Securities Exchange Act of 1934, as amended. In general, Section 16(b) prohibits transactions in the Company's securities, including purchases and sales, within any six-month period, which result in a profit. Any such "short-swing profit" is required to be disgorged to the Company on a strict liability basis. Section 16(b) is a strict liability statute that does not depend on the possession of Material Nonpublic Information, and Section 16(b) applies regardless of "trading windows," standing orders, pre-planned trading plans (including Authorized Trading Plans), and the like. Because of the strict liability provisions of

Section 16, we recommend that each Section 16 Individual discuss any proposed transaction with the Compliance Officer.

7.	Form 144 Reports

All directors and certain officers designated by the Board of Directors are required to file electronically with the SEC a Form 144 before making an open market sale of securities of the Company. Form 144 notifies the SEC of a reporting person's intent to sell securities of the Company. This form is generally prepared and filed electronically by the reporting person's broker and is in addition to the Section 16 reports filed by the reporting person.

8.	Post-Termination Transactions

If an Insider is aware of Material Nonpublic Information when the Insider's employment or other relationship with the Company is terminated, the Insider may not trade in the Company's securities until that information has been made public by the Company or a reasonable and good faith determination is made that the information is no longer material. In addition, if an Insider is subject to a blackout period under this Policy at the time the Insider leaves the Company, the Insider must abide by the applicable trading restrictions until at least the end of the relevant blackout period.

9.	Personal Responsibility

Ultimate responsibility for adhering to this Policy and avoiding improper trading and other transactions in the Company’s securities and the securities of certain other companies is the responsibility of each Insider. An Insider may, from time to time, have to forego a proposed transaction in the Company’s securities even if the Insider planned to execute the transaction before learning of the Material Nonpublic Information and even though the Insider believes the Insider may suffer an economic loss or forego anticipated profit by waiting. If an Insider violates this Policy, the Company may take disciplinary action, including, with respect to any employee, termination of employment.

10.	Compliance Officer

The Company’s General Counsel will serve as the Compliance Officer for purposes of this Policy (the “Compliance Officer”). In the event the Compliance Officer is unable or unavailable to perform such duties, the Company’s Chief Financial Officer and/or one or more other individuals designated by the Compliance Officer may perform the Compliance Officer’s duties. All determinations and interpretations by the Compliance Officer shall be final and not subject to further review.

11.	Company Assistance and Inquiries

Compliance with this Policy is of the utmost importance both for Insiders and for the Company. If you have any questions about this Policy or its application to any proposed transaction, you may obtain additional guidance from the Compliance Officer. Do not try to resolve uncertainties on your own, as the rules relating to insider trading are often complex, not always intuitive and carry severe consequences.

12.	Reporting

If you believe someone is violating this Policy or otherwise using Material Nonpublic Information that they learned through their position at the Company to trade or otherwise conduct transactions in securities, you should report it to the Compliance Officer. You may also report via our 24-Hour Confidential Ethics and Whistleblower Line at 1-800-916-7037 (Identifier CCS), or at https://irdirect.net/CCS/whistleblower_iframe.

This Policy supersedes any previous policy of the Company concerning stock trading. In the event of any conflict or inconsistency between this Policy and any other materials previously distributed by the Company, this Policy shall govern.

CENTURY COMMUNITIES, INC.

INSIDER TRADING POLICY

COVERED PERSONS LIST

Persons Subject to Trading Windows – Trading Window Insiders

•	Members of the Board of Directors
•	Section 16 Officers
•	National President, Century Communities / Century Complete
•	President, Financial Services
•	Executive Vice President, Corporate Operations, Century Communities
•	Senior Vice President, Investor Relations
•	General Counsel
•	Controller

Persons Subject to Pre-Clearance Procedures – Pre-Clearance Insiders

•	Members of the Board of Directors
•	Section 16 Officers
•	National President, Century Communities / Century Complete
•	President, Financial Services
•	Executive Vice Presidents:
o	Corporate Operations
o	Corporate Land
o	National Operations
o	Century Complete Field Operations
o	Century Complete Corporate Operations
•	Regional Presidents, Century Communities
•	Senior Vice President, Investor Relations
•	General Counsel
•	Controller
•	Chief Information Officer
•	Chief Human Resources Officer

CENTURY COMMUNITIES, INC.

INSIDER TRADING POLICY

CERTIFICATION

I hereby certify as follows:

I have carefully read and understand the Century Communities, Inc. Insider Trading Policy (as amended), a copy of which was distributed with this Certificate, and agree to comply with the policy and procedures set forth in the policy.

Signature:

Name:
(Please print)

Department or Title:

Date:

CENTURY COMMUNITIES, INC.

INSIDER TRADING POLICY

Application for Pre-Clearance Form

Name:

Title:

To the Compliance Officer:

I hereby notify you of my intent to trade or otherwise transact in the securities of Century Communities, Inc. (the “Company”). The amount and nature of the proposed transaction is as follows:

☐ Sell in the open market __________ shares of Company common stock currently held at  (i.e., Fidelity; another broker);

☐ Purchase in the open market ____ shares of Company common stock;

☐ Gift  shares of Company common stock to ____________;

☐ Adopt a Rule 10b5-1 plan to sell  shares granted on ;

☐ Other (explain) .

I understand that I am not authorized to engage in the foregoing described transaction in Company securities or adopt a Rule 10b5-1 plan in reliance upon this Application for Pre-Clearance until the same is approved by the Compliance Officer or a designee.

Certification

I hereby certify that I have read and understand the Company’s Insider Trading Policy and am not in possession of any material nonpublic information. I understand that if I engage in a transaction in any Company securities while aware of any material nonpublic information or otherwise in violation of the prohibitions set forth in the Company’s Insider Trading Policy, I may be subject to severe civil and/or criminal penalties and may be subject to discipline by the Company.  I further understand that if I am a director or executive officer of the Company that my proposed transaction may be subject to Section 16 of the Securities Exchange Act of 1934, and Rule 144 under the Securities Act of 1933 and I have discussed with the Compliance Officer or a designee any application of these laws and necessary procedures for my compliance therewith.  The ultimate responsibility and liability for timely, complete, and accurate filing of such forms, however, remains with the undersigned individual.

SignatureDate

Pre-Clearance Decision

The undersigned hereby pre-clears the proposed transaction(s) described above.

If the proposed transaction is pre-cleared, please note the following:

•

Any transaction more than five Trading Days after pre-clearance will require another pre-clearance, unless specifically agreed to by the Compliance Officer or undersigned at the time of such pre-clearance.

•

It is the responsibility of the individual seeking pre-clearance of a proposed transaction not to engage in a transaction in the Company’s securities while aware of material nonpublic information.  Any pre-clearance by the Compliance Officer of a proposed transaction will not relieve such individual of this obligation and pre-clearance of a transaction shall not be interpreted as confirmation by the Compliance Officer or undersigned that the individual seeking pre-clearance of a proposed transaction does not then possess material nonpublic information.

Compliance Officer (or Designee)Date